FIC CANADA - INVESTMENTS - DIAMONDS DIRECT

BROKERAGE AGREEMENT

THIS AGREEMENT is made effective as of the 15th day of November 2006.

BETWEEN:

FIC INVESTMENTS LTD., a company incorporated under the laws of the Province of British Columbia, having an office located at 314-2906 West Broadway Street, Vancouver, BC V6K 2G8

("FIC")

AND:

DDI DIAMONDS DIRECT INC., a company incorporated under the laws of the Province of British Columbia, having an office located at Suite 568-999 Canada Place, Vancouver, BC V6C 3E1

("DDI")

WHEREAS:

A. FIC and DDI wish to enter into an agreement whereby DDI will acquire Coloured Diamonds, as defined below, on behalf of FIC, which Coloured Diamonds will be promoted, marketed and resold by DDI on behalf of FIC; and

B. DDI is a company which has extensive experience in the wholesale and retail diamond industry and its principals are knowledgeable in evaluating and acquiring diamonds for resale.

THIS AGREEMENT witnesses that in consideration of the premises and mutual covenants and conditions herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree each with the other as follows:

1. Definitions

1.1 For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"Acquisition Cost" shall mean the purchase price paid by FIC for any Coloured Diamond;

"Certificate" shall mean a certificate issued by the GIA for any Coloured Diamond acquired by DDI;

"Coloured Diamonds" shall mean a natural diamond, outside of the D-to-Z color-grading scale used by the GIA, which diamonds are also known as "fancy colored diamonds";

"GIA" means the Gemological Institute of America;

"Gross Cost" shall mean the sum of the Acquisition Cost, Other Costs and the Stone-Setting Expenses, if any, for each Coloured Diamond;

"Kimberley Process Certification Scheme" or "Kimberley Process" means the international certification scheme recognized by Resolution 55/56 and adopted by the General Assembly of the United Nations on December 1, 2000, that regulates the trade in rough diamonds;

"Net Profit" shall mean the difference between the selling price of a Coloured Diamond and the Gross Cost for each Coloured Diamond;

"Other Costs" shall mean such other costs incurred by FIC, excluding insurance costs referred to in Section 6, in connection with the purchase of the Coloured Diamonds by DDI on behalf of FIC, including delivery costs, audit and inspection costs, and acquisition commission fees paid to DDI pursuant to 7.1(a), which costs shall be determined by FIC; and

"Stone-Setting Expenses" shall mean the expenses incurred by FIC to have a certified gemologist set the Coloured Diamonds or incorporate the Coloured Diamonds into any other pieces of jewellery.

2. Appointment of DDI

2.1 FIC hereby retains DDI as its broker and DDI agrees to act as FIC's broker to acquire, market, promote and resell the Coloured Diamonds on behalf of FIC and in accordance with the terms and conditions set out in this Agreement.

3. Term

3.1 The term of this Agreement shall commence as of the date first above written and shall continue in perpetuity unless and until terminated in accordance with section 15 hereto.

4. Services to be provided by DDI

4.1 DDI covenants and agrees that it shall provide to FIC the following services (the "Services"):

(a) unless otherwise directed by FIC, negotiate and acquire on behalf of FIC Coloured Diamonds, which Coloured Diamonds must include a corresponding Certificate, from reputable diamond vendors at such purchase prices that would commonly be paid by diamond dealers and brokers for coloured diamonds of equivalent material characteristics;

(b) with respect to acquiring the Coloured Diamonds, not pay an aggregate Acquisition Cost exceeding $1,000,000, unless FIC provides DDI with written consent, which consent may be arbitrarily withheld. DDI further agrees that no single Coloured Diamond will have an Acquisition Cost greater than $250,000, and DDI must purchase a minimum of five (5) Coloured Diamonds if the aggregate Acquisition Cost has exceeded $900,000;

(c) use its best efforts to promote, market and re-sell the Coloured Diamonds to retail consumers, which promotion and marketing shall include preparing and distributing promotional materials, and otherwise promoting the Coloured Diamonds through any other medium, including DDIs web site;

(d) upon DDI having received the aggregate sum of $3,000,000 from FIC for the purposes of acquiring Coloured Diamonds, thereafter, DDI shall not, directly or indirectly, without the prior written consent of FIC, purchase, promote or market Coloured Diamonds for resale

from any other party except FIC and shall not solicit prospective or current customers and offer for sale to such customers Coloured Diamonds or jewellery that are not owned by FIC;

(e) devote such time, attention and efforts as is required to further the sale of the Coloured Diamonds in accordance with the terms of this Agreement;

(f) negotiate with Lloyds of London ("Lloyds") on behalf of FIC to obtain a competitive insurance rate for the required insurance coverage that FIC needs and will purchase, as set out in section 6;

(g) supply FIC, on a monthly basis, with all original Certificates and invoices issued to DDI by the vendor of the Coloured Diamonds (the "Invoices"), which Certificates and Invoices shall evidence the material particulars concerning the purchase of the Coloured Diamonds by DDI;

(h) store any Coloured Diamonds, at no charge to FIC, in DDIs secure vault situated in their offices which are located in Vancouver, British Columbia;

(i) ensure that, in transacting the sale of any Coloured Diamonds to any other party, payment for any Coloured Diamond must be made by certified cheque or bank draft and must be made payable to DDI, which proceeds will be held by DDI, in trust for FIC. For greater certainty, under no circumstances shall payment be made to any other party other than DDI, unless expressly authorized in writing, in advance, by FIC;

(j) open and maintain a bank account (the "Bank Account") at a branch of a Canadian chartered bank located in Vancouver, BC and the Bank Account shall be used by DDI exclusively for the purpose of depositing proceeds received by DDI from the sale of any Coloured Diamond. DDI shall grant to FIC a power of attorney or any other authorization that may be required to enable FIC to have full access to the Bank Account, including authority to execute any banking transaction with respect to the Bank Account;

(k) immediately deliver to FIC, at FIC request, all bank statements evidencing any transaction, as well as all correspondence or documentation received from, or sent to, the bank with respect to the Bank Account;

(l) immediately after having received payment for any Coloured Diamond, deposit such proceeds into the Bank Account, and within two (2) business days of such deposit, forward to FIC the following;

  (i) a copy of the receipt of payment and bill of sale provided to the purchaser; and

  (ii) the certified cheque or bank draft payable to FIC in an amount equal to the proceeds deposited into the Bank Account,

If a purchaser of a Coloured Diamond requests a refund of the purchase price within 30 days after purchasing the Coloured Diamond, and in accordance with the refund policy established by DDI, FIC agrees to issue a certified cheque or bank draft to DDI in an amount equal to the purchase price paid by the purchaser, within 24 hours after having received notification of the refund request by DDI.

(m) carry out all other obligations set forth in this Agreement, in a capable and professional manner with due care, skill and diligence;

(n) ensure that all Coloured Diamonds adhere to the Kimberley Process and will provide supporting documentation verifying that the Coloured Diamonds were traded under the auspices of the Kimberley Process; and

(o) ensure that all applicable taxes, including goods and services tax and any applicable provincial sales tax are charged to, and collected from, the purchaser, upon the sale of any Coloured Diamond.

5. Reimbursement of the Acquisition Costs

5.1 Within ten (10) business days after the last business day of each month that DDI has acquired any Coloured Diamonds, and upon FIC having received the following items:

(a) the Coloured Diamonds acquired by DDI in that month;

(b) the Invoices issued by the vendor of the Coloured Diamonds corresponding to each Coloured Diamond acquired by DDI in that month;

(c) the Certificate for each Coloured Diamond acquired in that month;

(d) supporting documentation that the Coloured Diamonds were traded under the auspices of the Kimberley Process; and

(e) if requested by FIC, written confirmation, from a certified gemologist retained by FIC that the Coloured Diamonds correspond materially with the terms of the Invoice, any Certificates, and the supporting documentation referred to in (d),

FIC shall repay to DDI the sum of the Acquisition Cost, as set out in the Invoice, for each Coloured Diamond acquired by DDI in that month, less any funds previously advanced by FIC to DDI to acquire Coloured Diamonds.

6. Insurance

6.1 FIC acknowledges and agrees to pay all necessary insurance fees and premiums associated with insuring the Coloured Diamonds (the "Insurance Policy").

6.2 As set out in section 4.1(f) above, DDI will determine the appropriate insurance policy offered by Lloyds and negotiate with Lloyds to obtain a competitive rate for the insurance coverage for the Coloured Diamonds. Upon DDI having secured the insurance on behalf of FIC, FIC shall enter into a contract of insurance with Lloyds to insure the Coloured Diamonds. The Insurance Policy acquired by FIC shall commence on and be in effect as at the date that the Coloured Diamonds are purchased by DDI and the Insurance Policy shall continue, uninterrupted, until FIC elects to terminate the Insurance Policy. The Coloured Diamonds will be insured for an amount that is not less than the Acquisition Cost of the Coloured Diamonds, plus 5%.

6.3 FIC shall be named in the Insurance Policy as the sole loss payee in the event of loss, and the Insurance Policy shall cover all perils that would reasonably be required to be covered, including any loss which may be suffered during the delivery of the Coloured Diamonds.

6.4 DDI will not do any act, or omit to do any act, that could reasonably result in a breach of the terms of the Insurance Policy.

6.5 If FIC suffers a loss for which a claim to Lloyds is made by FIC under the Insurance Policy and Lloyds, for any reason other than FIC's gross negligence, rejects the claim or otherwise refuses to pay to FIC any insurance proceeds, then DDI acknowledges and agrees to indemnify FIC for the entire amount of FIC's loss.

7. **Commission**

7.1 In consideration for the Services provided by DDI to FIC, FIC shall pay to DDI a commission equal to:

(a) 5% of the Acquisition Cost of any Coloured Diamond; plus

(b) upon the sale of any Coloured Diamond:

(i) if the Net Profit on the sale of any Coloured Diamond is less than or equal to 100% of the Gross Cost of the Coloured Diamond, 50% of the Net Profit generated on the sale of such Coloured Diamond; or

(ii) if the Net Profit on the sale of any Coloured Diamond exceeds 100% of the Gross Cost of the Coloured Diamond, 50% of the Net Profit generated on the sale of such Coloured Diamond for portion of Net Profit which equals 100% of the total Gross Cost, and 75% for the portion of Net Profit which exceeds 100% of the total Gross Cost.

7.2 The commissions referred to in 7.1 above, shall be calculated by FIC as determined by FIC, and shall be paid to DDI within ten (10) business days of the last business day of each month in which DDI has either acquired any Coloured Diamonds and/or sold any Coloured Diamonds.

8. **Improvements to the Coloured Diamonds**

8.1 The parties acknowledge that prospective purchasers of the Coloured Diamonds may request that such Coloured Diamonds be used in the creation of rings or other jewellery.

8.2 DDI will be entitled, at its discretion, to select certain Coloured Diamonds and to incorporate such Coloured Diamonds into rings and other jewellery. FIC shall allow DDI to select certain Coloured Diamonds, which will be incorporated into rings or other jewellery.

8.3 FIC will be responsible for the cost of materials and labour incurred in incorporating the Coloured Diamonds into any jewellery, for which FIC has provided prior written authorization of the use and incorporation of the Coloured Diamonds.

8.4 DDI shall forward to FIC, or cause to be forwarded to FIC, original invoices provided by the parties providing the improvements to the Coloured Diamonds and, upon receipt of the invoices, FIC shall remit payment for the improvements directly to the party that has provided the improvement.

9. Purchase of unsold Coloured Diamonds by DDI

9.1 If any Coloured Diamond has not been sold by DDI within eighteen (18) months after the date the Coloured Diamond has been acquired, and at FIC's discretion and sole option, DDI shall be obligated to purchase the Coloured Diamond from FIC at a price equal to the Acquisition Cost plus 10% (the "Buyback Price").

9.2 FIC may exercise its right to sell to DDI any unsold Coloured Diamonds by providing to DDI written notice disclosing the following information:

(a) identifying the Coloured Diamond which shall be purchased by DDI;

(b) the Buyback Price;

(c) the form, manner and payment date on which DDI shall pay to FIC the Buyback Price.

10. Representations and Warranties of DDI

10.1 DDI represents and warrants to FIC as follows:

(a) that it is duly incorporated and organized and validly subsisting existing under the laws of British Columbia and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

(b) it has good right, full power and authority to enter into this Agreement and to perform all of its obligations under this Agreement;

(c) this Agreement has been duly authorized, executed and delivered by DDI and is a legal, valid and binding obligation of the DDI, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally, and the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court;

(f) that the facility in which the Coloured Diamonds will be stored meets or exceeds all standards that may be required by Lloyds, or any other insurance company that will be insuring the Coloured Diamonds, and DDI further warrants and represents to FIC that the facility is constructed and equipped to the highest industry standards for a facility that is built to store high-value jewellery, diamonds and other gems, including all necessary anti-theft devices, as well as the appropriate fire prevention and protection devices; and

(g) it has the necessary expertise, as a diamond broker and wholesaler, to enable it to carry out the obligations set out under this Agreement.

11. Delivery and Storage

11.1 DDI shall make all arrangements to have the Coloured Diamonds delivered to DDI's secured premises located in Vancouver, British Columbia, and DDI shall ensure that the Coloured Diamonds are delivered to DDIs secured premises within fourteen (14) business days after having been acquired by DDI on behalf of FIC. FIC shall be solely responsible for the cost of delivering the Coloured Diamonds to DDI's premises.

11.2 If DDI has paid for the delivery of the Coloured Diamonds in advance, then DDI shall forward to FIC, or cause to be forwarded to FIC, confirmation of delivery and receipt of payment for delivery. Upon receipt of the above-mentioned documents by FIC, FIC shall forthwith repay DDI for the cost of delivery, as set out in the receipt of payment.

11.3 In carrying out the obligations set out in 11.1, DDI shall ensure that the Coloured Diamonds are delivered securely and safely and, if DDI elects to retain the services of a third party entity to transport the Coloured Diamonds, such third party entity shall be reputable and experienced in the delivery of such valuable goods.

11.4 DDI shall ensure that any third party entity delivering the Coloured Diamonds possesses valid insurance coverage for the Coloured Diamonds and that such insurance coverage will be in effect at all times that the Coloured Diamonds are in the possession of the third party, or its agent, until the Coloured Diamonds are delivered to DDIs secured premises in Vancouver, BC.

11.5 DDI shall ensure that, unless directed by FIC in writing, the Coloured Diamonds shall at all times remain stored at DDI's secured premises and within DDIs vault located at such premises. FIC acknowledges that it may be necessary from time to time to present the Coloured Diamonds to customers or prospective customers who express a genuine interest in purchasing a Coloured Diamond. FIC permits DDI to remove the Coloured Diamonds from the vault for the foregoing purpose and DDI shall use its best effort and judgement to ensure that the Coloured Diamonds are not exposed to any unnecessary risk in the presentation of the Coloured Diamonds.

12. Agency

12.1 DDI and FIC acknowledge and agree that the relationship between the parties is that of agent and principal, and that nothing in this Agreement is to be construed as creating a partnership or joint venture relationship either generally or for any specific purpose. All ownership in the Coloured Diamonds shall belong to FIC and DDI acknowledges that its possession of the Coloured Diamonds is in trust for FIC.

13. Right of Inspection, Audit and Removal

13.1 DDI shall record all sales or other transactions pertaining to the Coloured Diamonds, including any Certificates and Invoices provided to DDI, and shall keep, for a period of two (2) years, all original sales records, receipts, Invoices, Certificates and any other documentation in its control or possession pertaining to any transaction involving the Coloured Diamonds.

13.2 FIC, and any accountant, certified gemologist, or auditor appointed by FIC shall have the right during business hours and after providing DDI with two (2) hours' written notice, to inspect and, should FIC so elect, audit all inventory of Coloured Diamonds, records, receipts, Invoices, Certificates and any other documentation in DDIs control or possession pertaining to the Coloured Diamonds as may be

reasonably necessary to determine or verify, among other things, that each Coloured Diamond corresponds materially to any Invoice, and that the price paid for each Coloured Diamond by DDI is within 10% of a price that would normally be paid by diamond dealers and brokers for coloured diamonds of equivalent material characteristics, as determined by the gemologist in its sole discretion.

13.3 Upon providing DDI with two (2) hours' written notice, DDI will permit, and hereby authorizes, FIC to attend at DDI's storage facility to take possession and remove any or all of the Coloured Diamonds, at FIC's sole discretion. If FIC elects to take possession and remove any or all of the Coloured Diamonds, DDI will provide to FIC all Certificates and any other documentation which corresponds to the Coloured Diamonds being removed.

14. <u>Indemnity</u>

14.1 Each party agrees to indemnify the other party, and each of the other party's agents, directors, officers and employees and save them harmless against all losses, claims, damages or liabilities resulting from the breach by either party of any of the terms of this Agreement or resulting from any representation or warranty made by either party herein not being true or ceasing to be true.

15. <u>Termination</u>

15.1 This Agreement may be terminated:

(a) by mutual consent given in writing by the parties;

(b) by either party at will, upon not less than sixty (60) days' notice in writing by registered mail, fax or personal delivery to the other party; or

(c) by FIC in the event that DDI:

(i) commits a breach of a provision of this Agreement;

(ii) is unable or unwilling to perform the duties under this Agreement;

(iii) commits fraud or serious neglect or misconduct in the performance of its duties;

(iv) becomes bankrupt or makes any arrangement or compromise with its creditors; or

(v) attempts to assign this Agreement or any right hereunder without FIC's prior written consent, or there is a change in the control or management of DDI which is unacceptable to FIC.

15.2 If this Agreement is terminated for any reason whatsoever, DDI shall immediately deliver to FIC, or cause to deliver, any Coloured Diamonds, Invoices, Certificates or other items or documentation in its possession or control and shall immediately return to FIC any funds that were advanced by FIC to DDI for the purpose of acquiring any Coloured Diamonds.

16. <u>Notice</u>

16.1 Any notice, request, demand, direction or other communication (each a "Notice") required or permitted to be given pursuant to this Agreement will be deemed to be well and sufficiently given if in writing and delivered by hand, sent by registered mail or transmitted by facsimile to the party entitled to receive it.

16.2 Notices shall be sent to the following addresses or facsimile numbers:

(a) in the case of FIC:

314-2906 West Broadway Street
Vancouver, BC V6K 2G8

Tel: (604) 734-5501
Fax: (604) 224-1250

Attention: Mr. Mike Lathigee

with a copy to:

Suite 990, Box 12091
555 West Hastings Street
Vancouver, BC V6B 4N5

Tel: (604) 224-1269
Fax: (604) 224-1226

Attention: Mr. Earle Pasquill

(b) in the case of DDI:

Suite 568-999 Canada Place
Vancouver, BC V6C 3E1

Tel: (604) 689-7464
Fax: (604) 689-7404

Attention: Mr. Colin Ferguson

or to such other address or transmission receiving station as is specified by the particular party by notice to the others. Any Notice shall be deemed to have been given on the day on which it was delivered or faxed, or if mailed, shall be deemed to have been given or made on the third business day following the day on which it was mailed, provided that if there shall be a postal strike, slow down or other labour dispute which may affect the delivery of such Notice through the mail between the time of mailing and the actual receipt of the Notice, then such Notice shall only be effective if actually delivered.

17. General

17.1 Governing Law

This Agreement is to be construed and governed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and the parties agree to attorn to the jurisdiction of the courts of British Columbia and Canada.

17.2 Enurement

This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators, successors and permitted assigns, as the case may be, of each of the parties hereto.

17.3 Assignment

This Agreement may not be assigned by any party without the prior written consent of the other party.

17.4 Modification

Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

17.5 Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in US dollars.

17.6 Time of the Essence

Time is of the essence of this Agreement.

17.7 Previous Agreements

This Agreement shall supersede and replace any previous contracts or arrangements between FIC and DDI, whether oral or written.

IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto as of the date first above written.

FIC INVESTMENTS LTD.

Per: ____________________
Authorized Signatory

DDI DIAMONDS DIRECT INC.

Per: ____________________
Authorized Signatory